Exhibit 10.3

APPENDIX A

PARTICIPATION AGREEMENT

Name: ____________________

Section 1. ELIGIBILITY.

You have been designated as eligible to participate in the ImageneBio, Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan.

Section 2. CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination (other than as a result of your death or Disability) that occurs during the Change in Control Period, you will receive the severance benefits set forth in this Section 2. All severance benefits described herein are subject to standard deductions and withholdings.

(a) Base Salary. You shall receive a cash payment in an amount equal to [__]1 months (the “CIC Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(b) Annual Target Bonus Payment. You will also be entitled to 100% of your Target Bonus for the year in which the Covered Termination occurs. The amount of the Target Bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable) for the year of the Covered Termination were achieved at target levels, (2) as if you had provided services for the entire year for which the bonus relates, and (3) ignoring any reduction in your Base Salary that would give rise to your resignation for Good Reason (such bonus to which you are entitled under this Section 2(b), the “Annual Target Bonus Payment”). The Annual Target Bonus Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your Separation from Service occurs.

(c) Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the CIC Severance Period following the date of your Covered Termination, (ii) the expiration of

[1]	NTD: 18 months for the CEO; 12 months for C-Suite.

your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

(d) Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering the Company’s common stock (each, an “Equity Award”) shall be accelerated in full and any reacquisition or repurchase rights held by the Company (or its successor) in respect of the equity securities issued pursuant to any Equity Award granted to you shall lapse in full.

Section 3. NON-CHANGE IN CONTROL SEVERANCE BENEFITS.

If you are terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive:

(a) a cash payment in an amount equal to [__]2 months (the “Non-CIC Severance Period”) of payment of your Base Salary, with such payment being made in accordance with the Company’s regular payroll practices over the length of the Non-CIC Severance Period rather than in a single lump sum; [and]3

(b) the COBRA benefits described in Section 2(c) above, but such benefit shall only be provided for the Non-CIC Severance Period or such shorter period, as applicable, in accordance with that Section 2(c)[.] 4[; and

(c) Equity Acceleration. The vesting and exercisability of each outstanding unvested Equity Award that you hold shall be accelerated by, and any reacquisition or repurchase rights held by the Company (or its successor) in respect of the equity securities issued pursuant to any Equity Award granted to you shall lapse by, the number of shares pursuant to each Equity Award that would have vested had you remained employed for an additional twelve (12) months following your Covered Termination, effective as of the date of your Covered Termination.]5

[2]	NTD: 12 months for CEO and C-Suite
[3]	NTD: Delete bracketed language for CEO.
[4]	NTD: Delete bracketed language for CEO.
[5]	NTD: Add bracketed language for CEO only.

In no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.

Section 4. ACKNOWLEDGEMENTS; INTERACTION WITH PRIOR BENEFITS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a) The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under Section 2 and Section 3 of the Plan.

(b) Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 or Section 3 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release, and the Confidentiality Agreement. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company or an Affiliate.

(c) As further described in Section 2(c) of the Plan, this Participation Agreement and the Plan supersede and replace any change in control or severance benefits previously provided to you, and by executing below you expressly agree to such treatment.

To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it to _____________________ no later than _________, ____.

ImageneBio, Inc.

By:

Eligible Employee

[Insert Name]

Date: